EXHIBIT 10.9

                                    AMENDMENT

                                       TO

                                RIGHTS AGREEMENT

         This Amendment (this "Amendment") to the Rights Agreement by and between Marvel Enterprises, Inc. (the "Company") and American Stock Transfer & Trust Company as Rights Agent, first dated as of August 22, 2000 (the "Rights Agreement"), is made as of this 30th day of November, 2001, pursuant to action by the Board of Directors of the Company authorizing the Amendment in accordance with Section 26 of the Rights Agreement. Capitalized terms used and not defined herein shall have the respective meanings ascribed thereto in the Rights Agreement.

1. AMENDMENT TO SECTION 1.1. Section 1.1 of the Rights Agreement is hereby deleted in its entirety and restated as follows:

         1.1. "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding but shall not include an Exempt Person (as such term is hereinafter defined). Notwithstanding the foregoing, no Person shall become an "Acquiring Person" due to such Person becoming the Beneficial Owner of 15% or more of the Common Shares as a result of the issuance by the Company of Common Shares to such Person in consideration for the sale, contribution, conveyance, transfer, assignment or delivery of property, services or other assets by such Person to the Company. Notwithstanding the first sentence of this Section 1.1,

                  (i) no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares or 8% Preferred Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding,

                  (ii) no Person shall become an "Acquiring Person" as the result of the acquisition of Common Shares or 8% Preferred Shares from an individual who, on the date of this Agreement, is the Beneficial Owner of 15% or more of the Common Shares if such Common Shares or 8% Preferred Shares are received upon that individual's death pursuant to that individual's will or pursuant to a charitable trust created by that individual for estate planning purposes,

                  (iii) no Person shall become an "Acquiring Person" as the result of the beneficial ownership of (A) Common Shares beneficially owned by such Person on the date hereof unless such Person becomes, after the date hereof, the Beneficial Owner of an additional 1% or more of the Common Shares outstanding or (B) Common Shares beneficially owned as the result of stock dividends, subdivisions or similar transactions with respect to Common Shares or 8% Preferred Shares; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding solely by reason of share purchases by the Company or by reason of shares received upon an individual's death as aforesaid and shall thereafter become the Beneficial Owner of one or more additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or on the outstanding 8% Preferred Shares in 8% Preferred Shares or pursuant to a split or subdivision of the outstanding Common Shares or 8% Preferred Shares), then such Person shall be deemed to be an "Acquiring Person" unless upon becoming the Beneficial Owner of such additional Common Shares such Person does not beneficially own 15% or more of the Common Shares then outstanding,

                  (iv) Isaac Perlmutter shall not become or be deemed an "Acquiring Person" as a result of (x) the issuance to Isaac Perlmutter of warrants to purchase Common Stock pursuant to the Warrant Agreement, dated as of November 30, 2001, between the Company and Isaac Perlmutter or the acquisition of beneficial ownership by Isaac Perlmutter of any shares of Common Stock issued or issuable pursuant to that warrant agreement or (y) the issuance to Isaac Perlmutter of options to purchase Common Stock pursuant to the Employment Agreement, dated as of November 30, 2001, between the Company and Isaac Perlmutter or the acquisition of beneficial ownership of any shares of Common Stock issued or issuable pursuant to those options, and

                  (v) No stockholder of the Company who is a party to that certain Voting Agreement dated as of November 30, 2001 by and among the Company, Avi Arad, Isaac Perlmutter, Morgan Stanley & Co. Incorporated, and Whippoorwill Associates shall become or be deemed, whether individually or in combination with any other stockholder who is a party thereof, an "Acquiring Person" solely by virtue of their execution of such agreement.

2.       EFFECTIVE DATE. This Amendment shall be effective immediately.

3. Original Document. The terms of the Rights Agreement shall remain in full force and effect without modification or amendment except as expressly set forth herein.

4. COUNTERPARTS. This Amendment may be executed in any number of counterparts (including by facsimile transmission), and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

                           [SIGNATURE PAGE TO FOLLOW]



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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, as of the date first above written.



                             MARVEL ENTERPRISES, INC.


                             By: /s/ F. Peter Cuneo
                             Name: F. Peter Cuneo
                             Title:   President and Chief Executive Officer



                             AMERICAN STOCK TRANSFER & TRUST COMPANY



                             By: /s/ Herbert J. Lemmer
                             Name: Herbert J. Lemmer
                             Title:   Vice President